BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.  Name of corporation:

Rocky Mountain High Brands

2.  Stockholder approval pursuant to statute has been obtained.

3.  The class or series of stock being amended:

Series A Preferred Stock

4.  By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The ratio for conversion of shares of Series A Preferred Stock to shares of common stock, as set forth in Section 4(a) of the Certificate of Designation, is hereby amended to 100 shares of common stock for each share of Series A Preferred Stock.

5.  Effective date of filing: (optional)

6.  Signature: (required)

X /s/ Michael Welch

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. Nevada Secretary of State NRS Amend Designation - After